Filed pursuant to Rule 433
Dated January 23, 2018

Relating to Preliminary Pricing Supplement No. 197
dated January 23, 2018 to
Registration Statement No. 333-221595

Global Medium-Term Notes, Series I

CAD500,000,000 Floating Rate Senior Notes Due 2021

Issuer:	Morgan Stanley
Principal Amount:	CAD500,000,000
Maturity Date:	October 15, 2021
Trade Date:	January 23, 2018
Original Issue Date (Settlement):	January 29, 2018 (4 New York business days after the Trade Date)
Interest Accrual Date:	January 29, 2018
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.25%
All-in Price:	99.75%
Net Proceeds to Issuer:	CAD498,750,000
Base Rate:	3-month CDOR – Bloomberg Professional Service “CDOR03” Screen
Spread (plus or minus):	Plus 0.375%
Index Maturity:	Three months
Index Currency:	Canadian dollar (“CAD”)
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 15, April 15, July 15 and October 15, commencing April 15, 2018
Day Count Convention:	Actual/365
Optional Redemption:	The Issuer may, at its option, redeem the notes, in whole but not in part, on October 15, 2020, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption” in the below-referenced Prospectus. If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.
Initial Interest Rate:	Base Rate plus 0.375% (to be determined by the Calculation Agent at 10:00 a.m. Toronto time on the Settlement Date)
Initial Interest Reset Date:	April 15, 2018
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	CAD
Minimum Denomination:	CAD100,000 and integral multiples of CAD1,000
Business Days:	Toronto and New York
Listing:	None
Calculation Agent:	BNY Trust Company of Canada
Sub-Paying Agent:	BNY Trust Company of Canada
Clearance and Settlement:	CDS Clearing and Depository Services Inc.
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC (“MS & Co.”). MS & Co. is our wholly-owned subsidiary. MS & Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.
Prohibition of Sales to EEA Investors:	Applicable

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement dated November 16, 2017

Prospectus dated November 16, 2017

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.